EXHIBIT C

PORTFOLIO: MID-CAP FUND

           1. On behalf of the Trust and the Fund, Federated Management will provide (or will cause to be provided) facilities, equipment and personnel to:

           a. prepare, file, and maintain the Trust's governing documents, including the Declaration of Trust (which has already been prepared and filed), the By-laws, minutes of meetings of Trustees and shareholders, and proxy statements for meeting of shareholders;

           b. prepare and file with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust and the Trust's shares and all amendments thereto, reports to regulatory authorities and shareholders, prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

           c. prepare, negotiate, and administer contracts on behalf of the Trust with, among others, the Trust's distributor, custodian, and transfer agent;

           d. supervise the Trust's custodian in the maintenance of the Trust's general ledger and in the preparation of the Trust's financial statements, including oversight of expense accruals and payments, of the determination of the net asset value of the Trust's assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders;

           e. calculate performance data of the Trust for dissemination to information services covering the investment company industry;

           f. prepare and file the Trust's tax returns;

           g. examine and review the operations of the Trust's custodian and transfer agent;

           h. coordinate the layout and printing of publicly disseminated prospectuses and reports;

           i. perform internal audit examinations in accordance with a charter to be adopted by the Trust;

           j. assist with the design, development, and operation of the Trust;

           k. provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment or election as officers of the Trust who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees; and

           l. advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs.

           2. For all services provided under this Contract, Federated Management will receive an annual fee in an amount equal to .40 of 1% on an annualized basis of net assets under management. Such fee shall accrue and be paid daily.

           Witness the due execution hereof this 7th day of July, 1992.

Attest: /s/ John W. McGonigle	FEDERATED MANAGEMENT By: /s/ John A. Staley, III
Attest: /s/ John W. McGonigle Secretary	FEDERATED INDEX TRUST By: /s/ J. Christopher Donahue Vice President